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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MetroCorp Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METROCORP BANCSHARES, INC.
9600 Bellaire Boulevard, Suite 252
Houston, Texas 77036
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, APRIL 28, 2006
Shareholders of MetroCorp Bancshares, Inc.:
      The 2006 Annual Meeting of Shareholders (the “Meeting”) of MetroCorp Bancshares, Inc. (the “Company”) will be held at the Company’s principal executive offices at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, April 28, 2006, beginning at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors of Class II to serve until the Company’s 2009 annual meeting of shareholders and one director of Class III to serve until the Company’s 2007 annual meeting of shareholders, and each until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To consider and act upon a proposal to amend the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 20,000,000 to 50,000,000 shares;

3.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.
      The close of business on March 13, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the principal executive office of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.
      You are cordially invited and urged to attend the Meeting. If you attend the Meeting, you may vote in person, regardless of whether you have given your proxy.

By order of the Board of Directors,

Don J. Wang
Chairman of the Board
Houston, Texas
March 28, 2006
YOUR VOTE IS IMPORTANT.
To ensure your representation at the Meeting, please complete, date and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed within the United States. The proxy is revocable at any time before it is voted at the Meeting.

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, APRIL 28, 2006
PROXY STATEMENT
VOTING SHARES AND VOTING RIGHTS
ELECTION OF DIRECTORS
CONTINUING DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
NOMINATING PROCESS AND COMMUNICATION WITH THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER MATTERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
OTHER MATTERS

METROCORP BANCSHARES, INC.
9600 Bellaire Boulevard, Suite 252
Houston, Texas 77036

PROXY STATEMENT
FOR
2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, APRIL 28, 2006

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES
      This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of MetroCorp Bancshares, Inc. (the “Company”) for use at the 2006 Annual Meeting of Shareholders of the Company to be held at the Company’s principal executive offices at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, April 28, 2006 beginning at 10:00 a.m., local time, and any adjournments or postponements thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2006 Annual Meeting of Shareholders (“Notice of Meeting”). This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to shareholders on or about March 28, 2006.
Voting of Proxies
      Shares of the Company’s common stock, $1.00 par value (“Common Stock”), represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.
      The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.
Revocability of Proxies
      Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is exercised by (i) submitting to the Secretary of the Company a duly executed proxy bearing a later date, (ii) delivering to the Corporate Secretary of the Company a written notice of revocation or (iii) attending the Meeting and voting in person. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Corporate Secretary. Any shareholder who holds shares in street name with a bank or broker must contact that bank or broker to revoke his or her proxy.
Solicitation of Proxies
      This proxy solicitation is made by the Board of Directors of the Company and the cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with forwarding the proxy materials to the beneficial owners of the Company’s Common Stock.
Annual Report
      The Company’s Annual Report on Form 10-K, including consolidated financial statements, for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, accompanies but does not constitute part of this Proxy Statement.
VOTING SHARES AND VOTING RIGHTS
      Only holders of record of Common Stock at the close of business on March 13, 2006 (the “Record Date”) are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. As of March 13, 2006, there were 7,256,461 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.
      Directors will be elected by a plurality of the votes cast in person or by proxy. Accordingly, the four Class II nominees and one Class III nominee receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority to vote the shares and has not received voting instructions with respect to a particular matter.
      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the amendment to the Amended and Restated Articles of Incorporation of the Company. The proposal to approve the amendment to the Amended and Restated Articles of Incorporation is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against the approval of the amendment to the Amended and Restated Articles of Incorporation or the failure to vote on the amendment.
      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to ratify the appointment of the independent registered public accounting firm. Abstentions will have the effect of a vote against such matter. However, broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter.
ITEM 1.
ELECTION OF DIRECTORS
Election Procedures; Term of Office
      The Board of Directors currently consists of 14 directors. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class II directors expires at the Meeting. The terms of the current Class I and Class III directors expire at the annual meeting of shareholders in 2008 and 2007, respectively.

      The Governance and Nominating Committee of the Board of Directors has recommended to the Board of Directors and the Board of Directors has approved the nomination of Don J. Wang, May P. Chu, John Lee and Edward A. Monto to serve as Class II directors. Each of the nominees currently serves as a Class II director. If elected at the Meeting, the four Class II nominees will serve until the annual meeting of shareholders in 2009.
      The Governance and Nominating Committee has also recommended to the Board of Directors and the Board of Directors has approved the nomination of John E. Peterson, Jr. to serve as a Class III director. Mr. Peterson currently serves as a Class II director. If elected at the Meeting, Mr. Peterson will serve until the annual meeting of shareholders in 2007. If the four nominees for Class II director and one nominee for Class III director are elected at the Meeting, the composition of the Board will be five Class I directors, four Class II directors and five Class III directors.
      The four Class II nominees and one Class III nominee receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.
      If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.
      Any director vacancy occurring after the election may be filled by a majority of the remaining directors, even if less than a quorum of the Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.
Nominees for Election
      The following table sets forth the name, age and positions with the Company and its wholly-owned subsidiaries, MetroBank, N.A. (“MetroBank”) and First United Bank (“First United”), of each nominee for election as a director of the Company:

		Positions with the Company,
Name	Age	MetroBank and First United

May P. Chu	58	Class II Director of the Company; Director of MetroBank

John Lee	62	Class II Director of the Company; Director of MetroBank

Edward A. Monto	66	Class II Director of the Company; Director of MetroBank

John E. Peterson, Jr.	64	Class II Director of the Company; Director of MetroBank

Don J. Wang	61	Class II Director and Chairman of the Board of the Company; Director and Chairman of the Board of MetroBank

      May P. Chu. Ms. Chu is a Class II director of the Company and an organizing director of MetroBank. Ms. Chu serves on the Company’s Compensation Committee and as Chair of the Audit Committee. She is the founder of Signet Consulting, a bank management consulting firm specializing in regulatory issues and has served as its President for more than fifteen years. She received a Bachelors of Arts degree in Physics from the University of California at Berkeley and a Ph.D. in Economics from Case Western Reserve University. Ms. Chu was employed at Texas Commerce Bank and Texas Commerce Bancshares, Inc. for more than five years, first in the Economics Division and subsequently in Mergers/ Acquisitions.
      John Lee. Mr. Lee is a Class II director of the Company and was an organizing director of MetroBank. He is Executive Vice President of Alpha Seafood Enterprises, Inc. and serves as the Treasurer, Director and co-founder of United Oriental Capital Corporation, a Specialized Small Business Investment Company. For six years, Mr. Lee served as President and manager for numerous motels in the Houston area. Mr. Lee received a Bachelor of Arts degree in Agricultural Economics from National Chung Hsing University. He is a member of the Taiwanese Chamber of Commerce of North America. Mr. Lee is the brother-in-law of Mr. David Tai. Mr. Lee is not related to Mr. George Lee.
      Edward A. Monto. Mr. Monto was elected a Class II director of the Company in 2004 and has been a director of MetroBank since 2001. Mr. Monto serves as Chair of the Compensation Committee and as a member of the Governance and Nominating Committee. Mr. Monto is a private investor and is President of the Board of Harris County Municipal Utility District #191. From 1997 to 2000, Mr. Monto was President and Chief Operating Officer of Reliant Energy International and from 1984 to 1996 held senior positions in marketing and business development of various oil, petroleum and chemical companies in the United States and abroad. He has served on the boards of various charitable, civic and educational institutions. He received a Bachelor of Business Administration degree from the University of Miami.
      John E. Peterson, Jr. Mr. Peterson was elected a Class II director of the Company and as a director of MetroBank in 2005. Mr. Peterson serves as a member of the Audit Committee. Mr. Peterson is President of Peterson & Peterson, P.C., a certified public accounting firm that he founded in 1984. Prior to that, he served as Executive Vice President of Jonco Industries, an oil products company, and Vice President of Southwestern Group Inc., a publicly-traded savings and loan holding company. After receiving his Masters of Business Administration degree from the University of Nebraska, he worked for Pricewaterhouse in Houston, Texas. He began his career as Comptroller of Nebraska Educational Television Commission. Mr. Peterson is a Certified Public Accountant with a Bachelor of Science in Business Administration degree from the University of Nebraska. He is active in several professional associations.
      Don J. Wang. Mr. Wang is a Class II director of the Company and an organizing director of MetroBank. Mr. Wang serves as Chairman of the Board of the Company and MetroBank. He has also served as Chairman of the Board of New Era Life Insurance Company since 1989. He has served as a board member of the Greater Houston Partnership since 1991, served on the Supervisory Board of Directors of the World Trade Division and serves on the Board of Directors of Greater Houston Convention and Visitors Bureau. Mr. Wang is Chairman of the Board of the Chinese Senior Estate — HUD Senior Housing Project. He has served on the board of directors of Harris County Hospital District and served on the Advisory Board Committee of the Ex-Im Bank of the United States in Washington, D.C. Mr. Wang has a history of community leadership in Houston. He has actively participated in the promotion of Asian businesses and has played a principal role in relationship building between the Asian and non-Asian communities in and around Houston. He held the position of President of the Chambers of Commerce of North America from 1991 to 1992 and has served as a board member of the Houston Asian Chamber of Commerce. He has received many awards for his work in community relations. He received a Bachelors of Science degree from National Chung Hsing University and a Masters in Science degree from Utah State University. Mr. Wang is the brother of Ms. Helen F. Chen.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth certain information with respect to the Company’s Class I and Class III directors, whose terms of office do not expire at the Meeting, and certain officers of the Company, MetroBank and First United:

	Positions with the Company,
Name	MetroBank and First United	Age

Directors:

Tiong Loi Ang	Class III Director of the Company	74

Helen F. Chen	Class I Director of the Company; Director of MetroBank	58

Tommy F. Chen	Class III Director of the Company; Director of MetroBank	68

Shirley L. Clayton	Class I Director of the Company; Director of MetroBank; Director of First United	68

George M. Lee	Class I Director, Executive Vice Chairman, President and Chief Executive Officer of the Company; Director, Executive Vice Chairman and Chief Executive Officer of MetroBank; Director and Chairman of the Board of First United	57

Charles L. Roff	Class III Director of the Company; Director of MetroBank	45

David Tai	Class I Director, Executive Vice President and Secretary of the Company; Director, President and Vice Chairman of the Board of MetroBank; Director of First United	54

Joe Ting	Class III Director of the Company; Director and Vice Chairman of the Board of MetroBank	53

Daniel B. Wright	Class I Director of the Company; Director of MetroBank	42

Executive officers who are not also directors:

David Choi	Executive Vice President and Chief Financial Officer of the Company and MetroBank	48

Mitchell W. Kitayama	Executive Vice President of the Company; Chief Executive Officer and Vice Chairman of First United	48

Terrance J. Tangen	Chief Credit Officer and Executive Vice President of MetroBank	58
Directors
      Tiong Loi Ang. Mr. Ang was first appointed to the Board of Directors in April 2000. Mr. Ang has been involved in real estate development in Malaysia, Hong Kong, China and the United States for more than fifty years. He is Chairman of the Board of Erimos Pharmaceutical, a joint venture oncology drug development company with Johns Hopkins University. Mr. Ang is the Chairman of the Board and the controlling shareholder of Gaumnitz, Inc. Gaumnitz, Inc. owns the building in which the Company’s corporate headquarters and MetroBank’s Bellaire branch is located.

      Helen F. Chen. Ms. Chen is a Class I director of the Company and was elected as a member of the Board of Directors of MetroBank in 1989. She is the President of Metro Investment Group, Inc., an investment company that holds shares of Common Stock of the Company as its principal asset. She has served as the President of the Houston Chinese Schools Association and Chairman of the Board of the Houston Northwest Chinese School for many years. A member of various civic organizations in Houston, Ms. Chen focuses her efforts in the Chinese community. Ms. Chen is the sister of Mr. Don J. Wang. Ms. Chen is not related to Mr. Tommy F. Chen.
      Tommy F. Chen. Mr. Chen is a Class III director of the Company and was an organizing director of MetroBank. Since 1983, he has been the owner of the Downtown Shell (Subway) Station. He was an aerospace engineer at NASA for three years and worked for Chevron Oil Company and Amoco Oil Company for six years. Mr. Chen has held a real estate brokers license in Texas since 1981. He received a Bachelors degree from the University of Taiwan, a Masters degree in Physics from Clark University in Worcester, Massachusetts and a Masters degree and a Ph.D. in Electrical Engineering from the University of Oklahoma. Mr. Chen serves as a director on the Chinatown Community Development Board and is a member of the Taiwanese Chamber of Commerce of North America. Mr. Chen is not related to Ms. Helen F. Chen.
      Shirley L. Clayton. Ms. Clayton was appointed as a Class I director of the Company and a director of MetroBank in April 2004 and serves as a member of the Company’s Audit Committee. She was appointed as a director of First United in October 2005. She is the President and CEO of Abmaxis Inc., a life sciences company. From 2000 to 2003, she was the Chief Financial Officer of CBYON Inc., a surgical instrument company. Prior to joining CBYON, she was a co-founder, President and Chief Financial Officer of Raven Biotechnologies. She has been President, CEO or CFO of several technology companies, including Protein Design Labs and Genentech. From 1976 to 1981, she was with the Bank of America where she served in both lending and operations functions, including Head of Corporate Banking in Mountain View, California and Assistant Branch Manager. She is on the board of directors of Bailard Biehl and Kaiser Mutual Funds Group, a Nasdaq-listed company. Ms. Clayton received a Masters of Business Administration degree from the Stanford Business School and a Bachelor of Arts, summa cum laude, from Smith College.
      George M. Lee. Mr. Lee was named President and Chief Executive Officer of the Company and Chief Executive Officer of MetroBank in July 2004 and Chairman of the Board of First United in October 2005. He has served as a Class I director of the Company and a director of MetroBank since March 1999 and was elected to serve as Executive Vice Chairman of the Board of the Company and MetroBank in September 2003. Prior to that, Mr. Lee served as the President and Chief Executive Officer of Erimos Pharmaceutical (formerly BioCure Medical LLC), a joint venture between a private investment group and Johns Hopkins University. Its mission is to develop and commercialize a series of patented cancer drugs that have very low toxicity. From 1997 through 2000, Mr. Lee was an investor and an active executive team member of Higher Dimensions Medical, a cutting edge high tech company involved with the development and manufacturing of puncture-proof material. Prior to this, from 1987 to 1997, he served as the Chief Operating Officer and President at different publicly-traded companies, including Hanover Direct in New York and Fingerhut Companies in Minnesota. His areas of responsibility included strategic planning and new business acquisitions. Mr. Lee received a Bachelor of Science in Econometrics from the University of Wisconsin and a Masters of Business Administration from Minnesota State University. Mr. George Lee is not related to Mr. John Lee.
      Charles L. Roff. Mr. Roff was elected as a Class III director of the Company in 2004 and has been a director of MetroBank since 2001. He also serves as a member of MetroBank’s Asset and Liability Committee. Mr. Roff is the Vice Chairman of Roff Resources LLC, a private investment firm, and has served in that capacity since 1998. From 1995 to 1998, Mr. Roff was Vice Chairman and Director of PetroUnited Terminals, Inc., a bulk liquid storage services company. Mr. Roff received his law degree from the University of Texas School of Law in 1987 and while there, was the Scholarly Publications Editor of the Texas International Law Journal. Mr. Roff also was awarded a Bachelor of Arts degree from Wesleyan University in 1983, with high honors. He is actively involved in various charitable and civic organizations.
      David Tai. Mr. Tai is a Class I director of the Company, an organizing director of MetroBank and was appointed as a member of the Board of Directors of First United in October 2005. Mr. Tai is the Executive

Vice President and Secretary of the Company and the President and Vice Chairman of the Board of MetroBank. Mr. Tai is a leader in the Asian-American community through his active involvement in several organizations. He has served as the President of the Taiwanese Chamber of Commerce of Greater Houston and is the Executive Advisor of the Taiwanese Chamber of Commerce of North America, an organization that has members in 25 cities across the United States, Canada and Mexico. He is also active in the World Taiwanese Chamber of Commerce and serves as its Executive Consular. In 1999, Mr. Tai was appointed as a director of the State Bar of Texas Chief Disciplinary Council’s Houston Region Grievance Council. He received a Bachelor of Business Administration degree from Fu-Jen Catholic University in Taiwan in 1974 and a Masters of Business Administration degree from Murray State University in 1977. He is also a 2004 graduate of the ABA Stonier School of Banking at Georgetown University. Mr. Tai is a member of the Asian Realtors Association, the Asian Chamber of Commerce and the United Way. He is a counselor at the Taiwanese Cultural Center. Mr. Tai is the brother-in-law of Mr. John Lee.
      Joe Ting. Mr. Ting is a Class III director of the Company and has served as a director of MetroBank since 1989. He was elected as Vice Chairman of MetroBank’s Board of Directors in 1999. Mr. Ting serves as a member of the Company’s Compensation Committee and is the Chair of the Governance and Nominating Committee. He has been the President of West Plaza Management, Inc., a real estate investment company, for more than ten years, and serves on the board of directors of the Houston Convention Center Hotel Corporation. Mr. Ting has extensive knowledge in the plastic manufacturing industry and real estate investing. He received a Masters of Business Administration from the Florida Institute of Technology.
      Daniel B. Wright. Dr. Wright was elected as a Class I director of the Company in 2004 and has been a director of MetroBank since 2001. He serves as a member of the Company’s Governance and Nominating Committee. Dr. Wright is Director of the Washington, D.C. office of the National Bureau of Asian Research. Prior to that, Dr. Wright served for four years as the Executive Director of the Hopkins-Nanjing Program of Johns Hopkins University School of Advanced International Studies (SAIS). From 1997 to 1999, he held a fellowship with the Institute of Current World Affairs (formerly the American Universities Field Staff). Dr. Wright has also worked as Manager of Asian Affairs for the Washington, D.C., consulting firm Andreae, Vick & Associates and as a translator at the Foreign Language Bureau in Beijing. Dr. Wright is the author of two books and numerous articles that examine current issues in China’s hinterland. Dr. Wright earned his Bachelor of Arts in history from Vanderbilt University, his Masters of Divinity from Fuller Theological Seminary, and his Master of Arts and Ph.D. from Johns Hopkins SAIS. He has been a visiting scholar at Qinghua University’s School of Public Policy and Management. He studied Chinese at Beijing University, Beijing Foreign Language Institute and the Beijing Languages Institute. He is a member of the National Committee on U.S.-China Relations and is a delegate to the U.S.-Japan Leadership Program.
Executive Officers Who Are Not Also Directors
      David Choi. Mr. Choi was named Executive Vice President and Chief Financial Officer of the Company and MetroBank in November 2004. Mr. Choi joined the Company with over 20 years experience in finance, banking and manufacturing. Prior to joining the Company, Mr. Choi served as Vice President and Chief Financial Officer of TECO-Westinghouse Motor Company in Round Rock, Texas, where he was responsible for all financial and administrative operations since 2000. From 1988 to 1999, Mr. Choi held different positions at JP Morgan Chase Bank in Houston. From 1995 to 1999, he was Senior Client Manager and Vice President of International Banking, having previously served as Vice President and Trust Officer of Corporate Trust for Chase. Mr. Choi gained extensive marketing experience with United States based Asian corporations and served as liaison providing expertise on cultural and financial issues between the United States and Asian branches of JP Morgan Chase Bank. Mr. Choi holds a Bachelor of Science in Economics and Business Administration from the University of Wisconsin, and a Masters of Business Administration, with a concentration in Finance, from Michigan State University.
      Mitchell W. Kitayama. Mr. Kitayama was named Executive Vice President of the Company in July of 2005 and Chief Executive Officer and Vice Chairman of the Board of First United in October 2005. Mr. Kitayama has over 24 years of experience in the financial services industry, serving as Treasurer at First American Bank, SSB, Bryan, Texas; CorEast Savings Bank, Richmond, Virginia; Goldome Realty Credit

Corp., Buffalo, New York and First Federal Savings & Loan, Austin, Texas. From 1997 to July 2005, Mr. Kitayama served as Senior Vice President and Treasurer with East West Bank in San Marino, California. Mr. Kitayama received his Masters of Business Administration and his Bachelor of Arts degrees from Baylor University.
      Terrance J. Tangen. Mr. Tangen was named Executive Vice President and Chief Credit Officer of MetroBank in October 2001. Mr. Tangen has over 30 years experience in bank lending and credit. Prior to joining MetroBank, he served as a Senior Vice President and Credit Officer for Bank One. Mr. Tangen joined Bank One in 1997 as a Credit Approval Officer responsible for reviewing and approving corporate, commercial and energy loans. Prior to joining Bank One, Mr. Tangen served as Loan Supervisor for Wells Fargo Bank in Houston responsible for commercial and energy credit approval. He began his career in Denver in 1974 as a credit analyst. After 15 years as a lender, manager and Vice President of Credit Administration for two banks in that market, he moved to First Interstate Bank in Houston as a Senior Vice President and Manager of Credit Review. In 1992, he became the Senior Credit Officer for their south Texas market. He continued in that capacity through that bank’s merger with Wells Fargo in 1996. Mr. Tangen earned his Bachelor degree from the Minnesota State University — Moorhead and a Masters of Business Administration from the University of Colorado. He is also a graduate of the Pacific Coast Banking School in Seattle. Mr. Tangen is a Past President and member of the board of the Texas Chapter of RMA — The Risk Management Association.
      Each executive officer of the Company is elected by the Board of Directors of the Company and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE
Meetings of the Board of Directors
      The Board of Directors of the Company held ten meetings during 2005. No director attended less than 75% of the aggregate of the (i) total number of meetings of the Board and (ii) total number of meetings held by committees on which such director served, except Tiong Loi Ang.
Committees of the Board of Directors
      The Company’s Board of Directors has three committees, the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, which are described below:
      Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to shareholders and others, the Company’s internal controls and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board of Directors concerning such matters, appoints the independent registered public accounting firm for the Company, MetroBank and First United, and reviews and approves the scope of the work of the independent registered public accounting firm. The Audit Committee operates pursuant to a written charter, a copy of which was attached as Appendix A in the Company’s Proxy Statement for the 2005 annual meeting of shareholders and is available in the corporate governance section of the Investor Relations page of the Company’s web site at www.metrobank-na.com. During 2005, the Audit Committee held fifteen meetings.
      The Audit Committee is comprised of May P. Chu (Chair), Shirley L. Clayton and John E. Peterson, Jr., each of whom the Board has determined to be an “independent director” of the Company as defined in the applicable rules of The Nasdaq Stock Market, Inc. and in Section 10A of the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that Ms. Clayton has the requisite attributes of an “audit committee financial expert” as defined by Securities and Exchange Commission regulations and that such attributes were acquired through relevant education and experience, is able to read and understand fundamental financial statements and has substantial business experience and a level of experience and knowledge necessary to meet the “financial sophistication” qualifications under the applicable Nasdaq rules.
      Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company’s stock option plan and makes recommendations to the Board of Directors as to option and award grants to employees of the Company and its subsidiaries under such plan. The Compensation Committee operates pursuant to a written charter, a copy of which is available in the corporate governance section of the Investor Relations page of the Company’s web site at www.metrobank-na.com.
      The Compensation Committee is comprised of Edward A. Monto (Chair), May P. Chu and Joe Ting, each of whom is an “independent director” as defined by the applicable rules of The Nasdaq Stock Market, Inc. During 2005, the Compensation Committee held 12 meetings.
      Governance and Nominating Committee. The Governance and Nominating Committee is responsible for identifying and recommending to the Board of Directors individuals qualified to become members of the Board and identifying directors to serve on the various committees of the Board. The Governance and Nominating Committee is also responsible for shaping the Company’s corporate governance policies and practices, including recommending corporate governance guidelines applicable to the Board and the Company and monitoring compliance with such guidelines. The Governance and Nominating Committee operates pursuant to a written charter, a copy of which is available in the corporate governance section of the Investor Relations page of the Company’s web site at www.metrobank-na.com.

      The Governance and Nominating Committee is comprised of Joe Ting (Chair), Edward A. Monto and Daniel B. Wright, each of whom is an “independent director” as defined by the applicable rules of The Nasdaq Stock Market, Inc. During 2005, the Governance and Nominating Committee held five meetings.
Independent Directors
      The Company’s Board of Directors is currently comprised of 14 directors. The Board of Directors has determined that the following directors are “independent directors” as defined by the applicable rules of the Nasdaq Stock Market, Inc.: Tommy Chen, May P. Chu, Shirley L. Clayton, Edward A. Monto, John E. Peterson, Jr., Charles L. Roff, Joe Ting and Daniel B. Wright.
      The independent directors of the Company hold executive sessions from time to time at the conclusion of regular meetings of the Board of Directors. In 2005, the independent directors held three executive sessions.
Code of Ethics
      The Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, MetroBank and First United. A copy of the Code of Ethics is available at no charge upon written request to: MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Corporate Secretary.
Director Compensation
      For 2005, directors of the Company did not receive a fee for attending Board meetings. However, members of the committees of the Company’s Board of Directors did receive a fee for meeting attendance. The members of the Audit Committee received a fee of $500 for each quarterly Audit Committee meeting attended and $300 for all other Audit Committee meetings attended, and the members of the Compensation Committee and the Governance and Nominating Committee received a fee of $300 for attendance at each meeting of their respective committees. The same board fees are paid for meetings attended by teleconference. In addition, the Audit Committee Chair is paid a $10,000 annual retainer and the Compensation Committee Chair and the Governance and Nominating Committee Chair are each paid a $5,000 annual retainer in consideration of the work load experienced by the committee chairs due to greater scrutiny being placed on corporate governance.
      Each director of the Company also serves as a director of MetroBank, except Mr. Tiong Loi Ang. The Board of Directors of MetroBank meets eleven times per year. For 2005, non-employee directors of MetroBank received a fee of $1,000 for each meeting of MetroBank’s Board of Directors attended, a fee of $500 for each Directors Credit Committee meeting attended and a fee of $300 for all other MetroBank committee meetings attended.
      Ms. Shirley Clayton also serves as a director of First United and is its only non-employee director. The Board of Directors of First United meets monthly. For 2005, Ms. Clayton received a fee of $500 for each meeting of First United’s Board of Directors attended and a fee of $300 for each Loan Committee meeting attended.
      For both banks’ Boards of Directors, any director (including directors who are also employees) who does not live in the city in which a Board meeting is held receives reimbursement of his or her travel expenses.

NOMINATING PROCESS AND COMMUNICATION WITH THE BOARD OF DIRECTORS
Nominating Procedures

General.
      The Governance and Nominating Committee will consider nominees to serve as directors of the Company and recommend such persons to the Board of Directors. The Governance and Nominating Committee will also consider recommendations from shareholders for director candidates who appear to be qualified to serve on the Company’s Board of Directors. The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Committee does not perceive a need to increase the size of the board. In order to avoid the unnecessary use of the directors’ resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Criteria for Director Nominees.
      The Governance and Nominating Committee considers the following in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; and any other factors the Committee deems relevant, including size of the Board of Directors and regulatory disclosure obligations. The Governance and Nominating Committee considered these same criteria when they recommended the nominees for election at the Meeting.
      In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee and the Board of Directors will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Process for Identifying and Evaluating Director Nominees.
      Pursuant to its charter, the Governance and Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process that the Governance and Nominating Committee follows when they identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:
      Identification. For purposes of identifying nominees for the Board of Directors, the Committee relies on personal contacts of the members of the Board of Directors as well as their knowledge of members of MetroBank and First United’s local communities. The Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures discussed below. The Committee has not previously used an independent search firm in identifying nominees.
      Evaluation. In evaluating potential nominees, the Committee will determine whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Committee will conduct a check of the individual’s background and will interview the candidate.

Procedures to be Followed by Shareholders.
      The Governance and Nominating Committee will consider shareholder nominations for director in accordance with the Company’s Amended and Restated Bylaws. To be timely, a notice of the proposed nomination must be received by the Secretary of the Company not later than sixty (60) days prior to the date of the meeting at which the election of directors will occur. To submit a recommendation of a director candidate to the Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Board, care of the Corporate Secretary, at the Company’s principal executive office:

1.	The name and address of the shareholder making the nomination and the person recommended as a director candidate;

2.	A representation that the shareholder is a holder of record of the Company’s Common Stock entitled to vote at the meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3.	A description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder;

4.	All information regarding a recommended nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

5.	The written consent of the recommended nominee to being named in the proxy statement as a nominee and to serving as director of the Company if elected.
      If the Governance and Nominating Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Governance and Nominating Committee chose to nominate the candidate, as well as certain other information.
Shareholder Communications with the Board of Directors
      The Company encourages shareholder communications with the Board of Directors and/or individual directors. Written communications may be made to the Board of Directors or to specific members of the Board by delivering them to the intended addressee, care of Corporate Secretary, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will generally be referred to the Governance and Nominating Committee.
      In addition, the Board of Directors encourages directors to attend the annual meeting of shareholders. All directors attended the Company’s 2005 annual meeting of shareholders held on April 29, 2005.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
      The following table provides certain summary information for each of the three fiscal years ended December 31, 2005 concerning compensation paid or accrued by the Company to or on behalf of (i) the Company’s President and Chief Executive Officer, (ii) the Company’s Chief Financial Officer and (iii) the other four most highly compensated executive officers of the Company or its subsidiary banks (determined as of the end of the last fiscal year) (“named executive officers”):

						Long Term
						Compensation
	Annual Compensation
						Securities
					Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(1)	Options	Compensation(2)

George M. Lee(3)	2005	$256,645	$365,000		$6,000	36,250	$8,643	(4)
President and Chief Executive	2004	171,000	185,000		3,000	100,000	76,828	(5)
Officer of the Company; Chief
Executive Officer of MetroBank
David C. Choi(6)	2005	150,000	75,000		3,500	15,000	5,400
Chief Financial Officer and	2004	25,000	30,750		—	10,000	3,000
Executive Vice President of the
Company and MetroBank
Allen L. Cournyer(7)	2005	183,000	—		12,000	5,000	12,165
Executive Vice President and	2004	175,166	96,500		12,000	7,500	7,006
Chief Information Officer of	2003	167,000	80,000		12,000	2,500	8,068
The Company; Executive Vice
President and Chief Information
Officer of MetroBank
Mitchell W. Kitayama(8)	2005	85,961	100,000	(9)	4,500	25,000	—
Executive Vice President of the
Company; Chief Executive
Officer of First United
David Tai	2005	195,000	97,500		6,000	5,000	11,950
Executive Vice President	2004	195,000	97,500		6,000	10,000	8,040
and Secretary of the Company;	2003	195,000	—		6,000	—	5,760
President and Vice Chairman
of the Board of MetroBank
Terrance J. Tangen	2005	165,000	92,500		6,000	5,000	10,150
Chief Credit Officer and	2004	165,000	82,500		6,000	5,000	6,810
Executive Vice President of	2003	165,000	—		6,000	5,000	6,096
MetroBank

(1)	Represents the amount paid to compensate such officers for car allowances.

(2)	Consists of contributions made by MetroBank pursuant to its 401(k) plan for the benefit of each respective named executive officer, except as otherwise noted.

(3)	Mr. Lee became President and Chief Executive Officer of the Company and Chief Executive Officer of MetroBank on July 22, 2004.

(4)	Includes premiums on additional life insurance for the benefit of Mr. Lee.

(5)	Consists of a $50,000 payment upon joining the Company, moving allowance, premiums on additional life insurance for the benefit of Mr. Lee and contributions made by MetroBank pursuant to its 401(k) plan for Mr. Lee’s benefit.

(6)	Mr. Choi joined the Company and MetroBank on November 1, 2004.

(7)	Mr. Cournyer resigned from the Company and MetroBank on January 27, 2006.

(8)	Mr. Kitayama joined the Company on July 11, 2005.

(9)	Consists of a bonus of $75,000 upon joining the Company and a performance bonus of $25,000.
Employment and Other Compensation Agreements

Employment Agreement with George M. Lee
      On July 22, 2004, the Company entered into an employment agreement with George M. Lee, the President and Chief Executive Officer of the Company, Chief Executive Officer of MetroBank and Chairman of the Board of Directors of First United. The agreement is for a term of three years, subject to renewal and may be extended for an additional year prior to the second anniversary of the agreement and each year thereafter upon the written agreement of the parties. The employment agreement provides for a minimum annual salary of $250,000, subject to annual review and adjustments at the discretion of the Company’s Compensation Committee. In July 2005, the Compensation Committee increased Mr. Lee’s base salary to $265,000. The employment agreement also provides for reimbursement of certain business expenses, participation in employee benefit plans and a monthly automobile allowance of $500. Pursuant to the employment agreement, upon joining the Company, Mr. Lee received a payment of $50,000 and a grant of options to acquire 100,000 shares of Common Stock. The employment agreement also provides that Mr. Lee will be granted options to acquire 10,000 to 20,000 shares of Common Stock annually based on individual performance and performance of the Company. In addition, Mr. Lee can earn a bonus in an amount up to 100% of his base salary based on performance of the Company.
      In the event of a change of control (as defined in the employment agreement) and the involuntary termination of Mr. Lee, Mr. Lee will be entitled to receive (i) his base salary for the remainder, if any, of the calendar month in which such termination is effective and for twenty-four (24) consecutive calendar months thereafter, (ii) an amount equal to two times his bonus for the previous fiscal year and (iii) medical and life insurance for one year following such termination.
      Based on his current salary, if Mr. Lee had been terminated as of December 31, 2005 because of a change of control, he would have been entitled to receive twenty-four (24) consecutive monthly payments of $22,083 and a lump sum payment of $730,000 representing two times his bonus for 2005, less applicable statutory deductions. In addition, the Company would be required to pay the premiums on medical and life insurance for Mr. Lee for one year following termination.
      If Mr. Lee’s employment is terminated by the Company for cause or if Mr. Lee voluntarily resigns, Mr. Lee will be entitled to receive all accrued and unpaid base salary through the date of termination. Mr. Lee will not be entitled to receive any bonus for the fiscal year in which the termination occurs or any subsequent fiscal year.
      If Mr. Lee’s employment is terminated by the Company as a result of death, Mr. Lee’s estate will be entitled to receive all accrued and unpaid base salary through the end of the month in which his death occurred and a prorated portion of his bonus for that fiscal year, if any. If Mr. Lee’s employment is terminated by the Company as a result of disability, Mr. Lee will be entitled to receive all accrued and unpaid base salary through the end of the calendar month in which the termination is effective and for the succeeding three months, or until disability insurance benefits commence under the disability insurance furnished by the Company, if sooner. The employment agreement does not contain non-compete restrictions.

Employment Agreement with Mitchell W. Kitayama
      On July 15, 2005, the Company entered into an employment agreement with Mitchell W. Kitayama, Executive Vice President of the Company and Chief Executive Officer and Vice Chairman of the Board of First United. The employment agreement is for a term of three years and may be extended prior to the second anniversary of the agreement and each year thereafter upon the written agreement of the parties. Pursuant to the employment agreement, Mr. Kitayama’s base annual salary is $180,000, subject to annual review and adjustments at the discretion of the Compensation Committee, and he will be eligible to receive annual performance bonuses under the Company’s bonus program applicable to the Company’s other executive vice presidents. In addition, upon joining the Company, Mr. Kitayama received a one-time starting bonus of $75,000, a grant of options to purchase 25,000 shares of the Common Stock pursuant to the Company’s 1998 Stock Incentive Plan and a one-time performance bonus of $25,000 at the end of the first complete quarter following the effective time of the Company’s acquisition of First United. The employment agreement also provides for reimbursement of certain business expenses, participation in employee benefit plans and a monthly automobile allowance.
      The employment agreement provides that if Mr. Kitayama is terminated without cause or if Mr. Kitayama terminates his employment for good reason (as defined in the employment agreement) within one year following a change in control (as defined in the employment agreement), Mr. Kitayama will be entitled to receive from the Company (i) a lump sum payment representing all compensation and benefits earned by Mr. Kitayama and unpaid as of the date of termination and (ii) a lump sum payment equal to the greater of (a) eighteen (18) months base salary at the highest rate earned at any time during the twelve (12) months immediately preceding the termination or (b) the remainder of the base salary due to Mr. Kitayama from the date of termination through the term of the employment agreement. Based on his current salary, if Mr. Kitayama had been terminated as of December 31, 2005 without cause or for good reason in connection with a change of control, he would have been entitled to a lump sum payment representing $457,500, less applicable statutory deductions.
      If Mr. Kitayama is terminated without cause or if he terminates his employment for good reason other than within one year following a change in control, Mr. Kitayama will be entitled to receive from the Company the greater of (i) a lump sum payment of eighteen (18) months base salary at the highest rate earned at any time during the twelve (12) months immediately preceding the termination or (ii) continuation of the base salary, or a lump sum payment, at Mr. Kitayama’s option, from the date of termination through the term of the employment agreement.
      Further, if Mr. Kitayama is terminated for cause or as a result of disability or death, Mr. Kitayama, or his legal representatives in the case of death, will be entitled to receive from the Company a lump sum payment representing all compensation and benefits earned by Mr. Kitayama and unpaid as of the date of termination.

Letter Agreements
      MetroBank has entered into letter agreements with Messrs. Tai, Choi and Tangen, each a named executive officer. The respective letter agreements provide that in the event of involuntary termination or a decrease in employment status as a result of a change of control of MetroBank each respective officer will be paid an amount equal to eighteen (18) months current salary and all unvested stock options will fully vest and become exercisable. Based on the number of unvested stock options each possessed at the end of 2005, Messrs. Tai, Choi and Tangen would be entitled to immediate vesting of 2,000, 6,000 and 2,000 options, respectively. Based on salaries for the 2005 fiscal year, Messrs. Tai, Choi and Tangen would be entitled to receive an amount equal to eighteen (18) monthly payments of $16,250, $12,500 and $13,750, respectively, less applicable statutory deductions.

Option Grants in Last Fiscal Year
      The following table sets forth certain information concerning stock options granted to the named executive officers during the year ended December 31, 2005:

					Potential Realizable
					Value at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term(2)
	Options	Employees in	Price Per	Expiration
Name	Granted	Fiscal Year(1)	Share	Date	5%	10%

David C. Choi	10,000	4.87%	$19.80	6/10/2012	$80,606	$187,846
David C. Choi	5,000	2.44	24.04	8/10/2012	48,933	114,036
Allen L. Cournyer	5,000	2.44	24.04	8/10/2012	48,933	114,036
Mitchell W. Kitayama	25,000	12.18	21.35	7/14/2012	217,290	506,378
George M. Lee	16,250	7.92	21.05	1/28/2012	139,254	324,521
George M. Lee	20,000	9.74	22.50	7/22/2012	183,195	426,923
David Tai	5,000	2.44	24.04	8/10/2012	48,933	114,036
Terrance J. Tangen	5,000	2.44	24.04	8/10/2012	48,933	114,036

(1)	Options to purchase 205,250 shares of Common Stock were granted to the Company’s employees during the year ended December 31, 2005.

(2)	These amounts represent certain assumed rates of appreciation based on the actual option term and annual compounding from the date of the grant. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on future performance of the Common Stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved.
Stock Option Exercises and Fiscal Year-End Option Values
      The following table sets forth certain information concerning the number and value of unexercised options held by the named executive officers at December 31, 2005:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares	Value	December 31, 2005		December 31, 2005(2)
	Acquired	Realized
Name	on Exercise	(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

David Choi	—	—	19,000	6,000	$183,340	$51,160
Allen L. Cournyer	—	—	20,000	2,000	314,080	11,400
Mitchell W. Kitayma	—	—	15,000	10,000	125,850	83,900
George Lee	—	—	128,250	8,000	1,701,093	57,920
David Tai	—	—	13,000	2,000	146,700	11,400
Terrance J. Tangen	—	—	48,000	2,000	812,250	11,400

(1)	The “value realized” represents the difference between the exercise price of the option shares and the market price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2)	The value of the unexercised options is calculated based on positive spread between the exercise price of the applicable option and the closing price of the Common Stock as reported on the Nasdaq National Market on December 30, 2005 (the last trading day of 2005) of $29.74 per share.
      During 2005, the Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, an acceleration of certain key employees’ stock options granted under the 1998 Stock Incentive Plan as a reward for their outstanding performance. There were options to acquire 201,200 shares of

Common Stock accelerated, which represents approximately 64% of the total outstanding unvested shares as of December 31, 2005. In connection with this acceleration, the Company incurred a one-time compensation expense of approximately $145,000.
Stock Plans
      The Company’s 1998 Stock Incentive Plan (“Incentive Plan”) and 1998 Employee Stock Purchase Plan (“Purchase Plan”) were originally developed and instituted by MetroBank and assumed by the Company in the holding company formation in 1998. The plans were approved by the shareholders of MetroBank in 1998.

Incentive Plan
      The Company’s Incentive Plan authorizes the issuance of up to 700,000 shares of Common Stock under both “non-qualified” and “incentive” stock options and performance shares of Common Stock. Pursuant to the Incentive Plan, non-qualified options and incentive stock options will be granted at no less than the fair market value of the Common Stock and must be exercised within ten years, or such shorter period as set forth in the individual stock option agreement relating to each option grant. Performance shares are certificates representing the right to acquire shares of Common Stock upon the satisfaction of performance goals established by the Company. Holders of performance shares have all of the voting, dividend and other rights of shareholders of the Company, subject to the terms of the award agreement relating to such shares. If the performance goals are achieved, the performance shares will vest and may be exchanged for shares of Common Stock. If the performance goals are not achieved, the performance shares may be forfeited. In 2005, there were options granted to acquire 205,250 shares of Common Stock under the Plan. As of December 31, 2005, there were 213,140 options remaining that are available for future grant under the Incentive Plan. No performance shares have been awarded under the Incentive Plan since inception.

Purchase Plan
      The Company’s Purchase Plan authorizes the offer and sale of up to 200,000 shares of Common Stock to employees of the Company and its subsidiaries. The Purchase Plan is implemented through ten annual offerings. Each year the Board of Directors determines the number of shares to be offered under the Purchase Plan; provided that in any one year the offering may not exceed 20,000 shares plus any unsubscribed shares from prior years. In 2005 the Compensation Committee recommended, and the Board of Directors approved, changes to the Purchase Plan to (1) include employees of all of the Company’s subsidiaries, rather than employees of MetroBank only, (2) reduce the total value of shares of Common Stock an employee is allowed to purchase in any calendar year from $25,000 to $10,000, (3) allow the Board flexibility in determining the date of each offering and (4) increase the discount on the price per share of Common Stock from 10% to 15%.
      The offering price per share will be an amount equal to 85% of the closing price of a share of Common Stock on the business day immediately prior to the commencement of such offering. In each offering, each employee may purchase a number of whole shares of Common Stock with an aggregate value equal to 20% of the employee’s base salary, but not in excess of $10,000, divided by the offering price. Pursuant to the Purchase Plan, the employee pays for the Common Stock either immediately or through a payroll deduction program over a period of up to one year, at the employee’s option. The first annual offering under the Purchase Plan began in the second quarter of 1999. As of December 31, 2005, there were 34,638 shares issued under the Purchase Plan. In 2005, 19,097 shares were subscribed to under the Purchase Plan, of which 10,895 shares were issued in 2005. The remaining subscribed but unissued shares will be issued once payroll deduction for them is completed. No shares of Common Stock were issued under the Purchase Plan in 2004.
Benefit Plan
      MetroBank has established a defined contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all of its employees. The 401(k) plan provides for pretax employee contributions of up to 100% of annual compensation, not to exceed the Internal Revenue Service annual contribution limits. MetroBank matches each participant’s contributions to the 401(k) plan up to 4% of such participant’s salary. MetroBank made contributions before expenses to the 401(k) plan of approximately $443,200, $391,000 and $389,000 in 2005, 2004 and 2003, respectively.
      First United has also established a 401(k) plan that covers substantially all of its employees. The 401(k) plan provides for pretax employee contributions of up to 15% of annual compensation, and First United matches 50% of each participant’s contributions to the 401(k) plan up to 6% of such participant’s annual compensation. First United made contributions before expenses to the 401(k) plan of approximately $6,500 in 2005.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company’s executive compensation policies. The following is a report from the Compensation Committee which sets forth the components of the Company’s executive officer compensation program and describes the basis on which the 2005 compensation determinations were made for the executive officers of the Company, MetroBank and First United.
Compensation Policy
      The Company’s executive compensation policy incorporates the basic principle that executive compensation should be related directly to corporate performance and increases in shareholder value, while ensuring that key employees are motivated and retained. The following objectives guide the decision-making for the Compensation Committee:

•	The Company must provide a competitive total compensation package to attract and retain key executives;

•	The compensation packages and programs must be strategically aligned with the annual budget as well as the Company’s long-term business objectives; and

•	The compensation packages must include a variable or performance component to ensure a link between executive remuneration and the Company’s overall performance, thereby aligning executive compensation with the interest of shareholders.
Executive Compensation
      The Company’s compensation program for executive officers is comprised of four parts as follows:
      (1) Base Pay. Base salary levels are determined mainly through comparison with salaries of executive officers in similarly situated positions at banking organizations of a size or characteristic similar to the Company’s with some attention given to the geographic location of such banking organizations. Surveys are utilized to assist in determining the base salary ranges of those persons having similar responsibilities at other financial institutions. Individual performance evaluations are considered, including a perception of the executive’s potential to increase responsibilities. Changes in the cost of living are also taken into account. All executive base salary levels, which are generally reviewed annually, are considered by the Compensation Committee to be competitive and in the median range of comparative salaries of other banking organizations.
      (2) Cash and Discretionary Bonuses. The Company has a cash bonus program known as Incentive By Objective (the “IBO”), whereby an officer executive of the Company is eligible to receive a certain percentage (which varies by such officer’s position within the Company) of his salary based on the Company’s performance and individual performance in a particular year. A target performance goal is established for certain performance indicators, including earnings per share, asset quality measures, efficiency ratio and loan and deposit growth. The size of the bonus is dependent on the attainment of such performance goals and individual performance targets. In addition to a bonus under the IBO program, the Compensation Committee may also pay discretionary bonuses to executive officers, including the named executive officers.

      (3) Contributory Savings 401(k) Plan. MetroBank and First United each provide for a 401(k) tax-deferred profit sharing plan for substantially all employees, including executive officers, pursuant to which MetroBank and First United match each participant’s contributions up to a maximum of 4% and 6%, respectively, of such employee’s annual compensation.
      (4) Stock Options. The Company’s Incentive Plan authorizes the issuance of up to 700,000 shares of Common Stock under “non-qualified” and “incentive” stock options and performance shares of Common Stock to certain key employees. The Compensation Committee intends that options granted under the Incentive Plan will be exercisable based on a vesting schedule. The Compensation Committee believes that these key employees will carry the main responsibility for increased growth, asset quality and profitability of the Company into the future. During 2005, options to acquire 91,250 shares of Common Stock were granted to named executive officers of the Company.
      Through the above-mentioned program, the Compensation Committee believes that a significant portion of the remuneration packages of executive officers is linked to the Company’s performance and shareholder interests. The Compensation Committee will continue to review the elements of the plans in place and adjust these plans as needed to ensure that the total compensation program meets the Company’s objectives and philosophy as described above.
2005 Compensation of the President and Chief Executive Officer
      During 2005, George M. Lee served as President and Chief Executive Officer of the Company, Chief Executive Officer of MetroBank, and commencing in October 2005, Chairman of the Board of First United. Mr. Lee’s base salary for 2005 of $265,000 (effective July 2005) was determined by the Compensation Committee after a review of the factors set forth in this report with respect to executive officers, including the salary levels of persons in similar positions at banks of comparable size in the Greater Houston Metropolitan and Gulf Coast areas. Mr. Lee is also entitled to participate in the Company’s bonus program and for 2005, the Compensation Committee approved a bonus of $365,000 for Mr. Lee, which consists of a cash bonus under the IBO program and a discretionary cash bonus. Mr. Lee also received a car allowance of $6,000 and a matching contribution under MetroBank’s 401(k) plan of $8,277.

The Compensation Committee

Edward A. Monto, Chair
May P. Chu
Joe Ting
Compensation Committee Interlocks and Insider Participation
      During 2005, no executive officer of the Company served as (1) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2005, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship requiring disclosure under “Interests of Management and Others in Certain Transactions.”

AUDIT COMMITTEE REPORT
      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.
      In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is comprised of May P. Chu, Shirley L. Clayton and John E. Peterson, Jr., each of whom the Board of Directors has determined is an independent director of the Company as defined in the applicable rules of the Nasdaq Stock Market, Inc. and in Section 10A of the Securities Exchange Act of 1934. The Board of Directors has also determined that Shirley L. Clayton is an “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.
      The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended. “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the internal audit examinations.
      The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2005, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements in accordance with the standards of the Public Company Accounting Oversight Board.
      Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed the independent registered public accounting firm of the Company for the year ending December 31, 2006 and the Board concurred in such reappointment.

The Audit Committee

May P. Chu, Chair
Shirley L. Clayton
John E. Peterson, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
      The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2005 and 2004 by PricewaterhouseCoopers LLP:

	2005		2004

Audit fees(1)	$266,225		$366,860	(4)
Audit-related fees(2)	160,000		—
Tax fees	—		—
All other fees	8,240	(3)	18,100	(5)

Total	$434,465		$384,960

(1)	Consists of fees billed for professional services rendered in connection with the audit and quarterly reviews of the Company’s consolidated financial statements.

(2)	Consists of fees billed for professional services rendered in connection with the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

(3)	Consists of fees billed for professional services rendered in connection with the acquisition of First United and consultation and research regarding the impact on the Company’s consolidated financial statements of expensing stock options and other equity compensation matters.

(4)	Includes fees billed for professional services rendered in connection with the restatement of the Company’s December 31, 2003 and March 31, 2004 consolidated financial statements.

(5)	Consists of fees billed for professional services rendered in connection with preparation for the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.
Audit Committee Pre-Approval Policy
      The Audit Committee shall pre-approve all auditing services and permissible non-audit services (including the fees and terms thereof) to be provided to the Company by the independent registered public accounting firm.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
      Mr. Don J. Wang, the Company’s Chairman of the Board, is a principal shareholder and Chairman of the Board of New Era Life Insurance Company (“New Era”). New Era is the agency used by the Company for the insurance coverage the Company provides to employees of the Company and MetroBank and their dependents. The coverage consists of medical and dental insurance. The Company paid New Era $1.5 million for such insurance coverage during each of the years ended December 31, 2005 and 2004.
      In addition to the insurance transactions, MetroBank had four commercial real estate loan participations with New Era as of December 31, 2005. These loans were originated and are being serviced by MetroBank. All four loans are contractually current on their payments. The following is an analysis of these loans as of December 31, 2005 and 2004 (in thousands):

	2005(1)	2004

Gross balance	$17,018	$11,511
Less: participation portion sold to New Era	(6,691)	(4,226)

Net balance outstanding	$10,327	$7,285

(1)	There were three loans outstanding as of December 31, 2004. The fourth loan was originated in April 2005.
      The loans have interest rates that float with the prime rate and mature January 2006, October 2008, June 2010 and August 2010. The percent of the participation portion sold to New Era varies from 8.29% to 50.00%.
      Mr. Tiong Loi Ang, a director of the Company, is Chairman of the Board and the controlling shareholder of Gaumnitz, Inc. Gaumnitz, Inc. owns the building in which the Company’s corporate headquarters and MetroBank’s Bellaire branch are located and has entered into several lease agreements for these locations with the Company and MetroBank. The lease agreements commence at dates ranging from June 2003 to March 2006 at a net aggregate rent of $38,360 per month and expire at dates ranging from December 2010 to May 2013. The lease covering MetroBank’s Bellaire branch commenced in December 2003 at a net rent of $11,203 per month and will expire in December 2011. For these respective lease agreements, the Company paid Gaumnitz, Inc. $576,000 and $538,000 during the years ended December 31, 2005 and 2004, respectively.
      Many of the directors and executive officers of the Company, MetroBank and First United and principal shareholders of the Company (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of MetroBank or First United. During 2005, MetroBank made loans in the ordinary course of business to directors and executive officers of the Company and MetroBank and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and MetroBank and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of the Company and MetroBank and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by MetroBank to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 2005, all of such loans outstanding aggregated $757,788, which was approximately 0.9% of the Company’s Tier 1 capital at such date. MetroBank and First United expect to have such transactions or transactions on a similar basis with its directors and executive officers and the directors, executive officers and principal shareholders of the Company and their associates in the future.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS
      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 1, 2006 by (1) each director and named executive officer of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

			Percentage
	Number of		Beneficially
Name	Shares		Owned(1)

Principal Shareholders Not Listed Below
Wellington Management Company, LLP(2)	660,600		9.11%
Metro Investment Group, Inc.(3)	491,558		6.78
Siah Chin Leong(4)	495,479		6.83
Leslie Looi Meng	415,762	(5)	5.73
Directors and Named Executive Officers
Tiong Loi Ang	519,320	(6)	7.16
Helen F. Chen	565,853	(7)	7.80
Tommy F. Chen	209,660	(8)	2.89
David Choi	19,000	(9)	*
May P. Chu	93,264		1.29
Shirley L. Clayton	500		*
Allen L. Cournyer(10)	—		*
Mitchell Kitayama	15,000	(11)	*
George M. Lee	132,450	(12)	1.79
John Lee	152,038	(13)	2.10
Edward A. Monto	14,000		*
John E. Peterson, Jr.	1,000		*
Charles L. Roff	2,000		*
David Tai	273,441	(14)	3.76
Terrance J. Tangen	48,500	(15)	*
Joe Ting	78,485	(16)	1.08
Don J. Wang	585,417	(17)	8.06
Daniel B. Wright	100		*
Directors and named executive officers as a group (18 persons)	2,710,028		36.18%

*	Indicates ownership that does not exceed 1.0%.

(1)	The percentage of shares beneficially owned was calculated based on 7,255,461 shares of Common Stock outstanding as of March 1, 2006. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 by Wellington Management Company, LLP. Wellington Management Company, LLP, as an investment advisor, may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2005. Wellington Management Company reported that it shared dispositive power with respect to the 660,600 shares reflected in the table and shared voting power with respect to 219,500 of such shares. According to the Schedule 13G, the shares reflected in the table are owned of record by clients of Wellington Management Company.

(3)	Metro Investment Group, Inc.’s address is 16607 Southern Oaks Drive, Houston, Texas 77069. Director Helen F. Chen is the controlling shareholder and President of Metro Investment Group, Inc. and has voting and investment control of the shares.

(4)	Siah Chin Leong’s address is c/o Vincent, Ltd., 321 Orchard Rd., 8-06 Singapore 239-193.

(5)	Leslie Looi Meng’s address is 327 River Valley Road #16-02, Casuarina Yong An Park, Singapore 238-359. With respect to the shares owned of record by Ms. Meng, Mr. Tiong Loi Ang has sole voting control over 409,984 of such shares.

(6)	Includes 42,630 shares held of record by Mr. Ang’s spouse, 28,246 shares held of record by Gaumnitz, Inc., of which Mr. Ang is Chairman of the Board and has voting and investment control, and 409,984 shares held of record by Leslie Looi Meng, over which Mr. Ang has sole voting control.

(7)	Includes 491,558 shares held of record by Metro Investment Group, Inc. of which Ms. Chen is the President and has voting and investment control.

(8)	Includes 103,925 shares held of record by Mr. Chen’s spouse.

(9)	Consists of 19,000 shares that may be acquired upon the exercise of fully vested stock options granted under the Incentive Plan.

(10)	Mr. Cournyer resigned from the Company on January 27, 2006.

(11)	Consists of 15,000 shares that may be acquired upon the exercise of fully vested stock options granted under the Incentive Plan.

(12)	Includes 128,250 shares that may be acquired upon the exercise of fully vested stock options granted under the Incentive Plan.

(13)	Includes 13,312 held of record by each of Mr. Lee’s daughter and son and 28,304 shares held of record by Mr. Lee’s sister.

(14)	Includes 13,000 shares that may be acquired upon the exercise of fully vested stock options granted under the Incentive Plan.

(15)	Includes 48,000 shares that may be acquired upon the exercise of fully vested stock options granted under the Incentive Plan.

(16)	Includes an aggregate of 7,152 shares held of record by each of Mr. Ting’s three children.

(17)	Includes 429,875 shares held of record by two trusts; 13,324 shares held of record by Mr. Wang’s spouse; 19,551 shares held of record by a non-profit corporation over which Mr. Wang has voting and investment control and 12,500 shares that may be acquired upon the exercise of fully vested stock options granted under the Incentive Plan.

PERFORMANCE GRAPH
      The following Stock Performance Graph compares the cumulative total shareholder return on the Company’s Common Stock for the period from December 31, 2000 to December 31, 2005, with the cumulative total return of the Nasdaq Stock Market (US) Index (“Nasdaq Index”) and the SNL $500 Million to $1 Billion Bank Asset-Size Index (“SNL Index”) for the same period. Dividend reinvestment has been assumed. The Stock Performance Graph assumes $100 invested on December 31, 2000 in the Company’s Common Stock, the Nasdaq Index and the SNL Index. The historical stock price performance for the Company’s Common Stock shown on the graph below is not necessarily indicative of future stock performance.
Composite of Cumulative Total Return
MetroCorp Bancshares, Inc.,
The Nasdaq Stock Market (US) Index and
the SNL Bank Index

	Period Ending

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

MetroCorp Bancshares, Inc.	$100.00	$116.04	$122.64	$160.74	$243.03	$328.01
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL $500M-$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26
Source: SNL Financial LC, Charlottesville, VA
©2006

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and reports of changes in ownership of such securities with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the relevant filing requirements, during the year ended December 31, 2005, all Section 16(a) reporting requirements applicable to the Company’s officers, directors and greater than 10% shareholders were complied with, except that (i) Herbert D. Baker did not timely file a Form 3 to report his initial beneficial ownership and two Form 4s to report the grant of stock options, (ii) David C. Choi did not timely file a Form 4 to report the grant of stock options, (iii) George M. Lee did not timely file two Form 4s to report one purchase transaction and the grant of stock options, (iv) Michelle S. Phung did not timely file a Form 3 to report her initial beneficial ownership and a Form 4 to report the grant of stock options, (v) Charles L. Roff did not timely file a Form 4 to report one purchase transaction, (vi) Kevin Shu did not timely file a Form 3 to report his initial beneficial ownership and a Form 4 to report the grant of stock options and (vii) Don J. Wang did not timely file two Form 4s to report the grant of stock options and the inheritance of shares by his spouse. All of these transactions and holdings have been reported to the SEC.
ITEM 2.
AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
General
      The Company’s Amended and Restated Articles of Incorporation currently authorize the issuance of 22,000,000 shares of capital stock of which 20,000,000 are Common Stock, par value $1.00 per share, and 2,000,000 are Preferred Stock, $1.00 per share. At the Meeting, the Company’s Board of Directors will ask shareholders to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 50,000,000 shares. If the shareholders approve this proposal, Section 4.1 of Article IV of the Company’s Amended and Restated Articles of Incorporation will be amended to read as follows:

Section 4.1. Authorized Shares. The aggregate number of all classes of stock which the Corporation has authority to issue is 52,000,000 shares divided into (A) one class of 50,000,000 shares of Common Stock with a par value of $1.00 per share, and (B) one class of 20,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided into and issued in series as set forth in this Article IV.
      As of February 28, 2006, there were 7,255,461 shares of Common Stock issued and outstanding and an additional 807,411 shares were reserved for issuance under the Company’s stock incentive plans and Purchase Plan. Assuming the issuance of all such shares, the Company would have only 11,937,128 authorized shares of Common Stock remaining for other purposes under the Amended and Restated Articles of Incorporation.
      If approved by the Company’s shareholders, the change in authorized shares would become effective as soon as reasonably practicable after the Meeting by filing the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Texas.
      The Board of Directors believes that it is in the best interests of the Company and its shareholders to have available for issuance a number of authorized shares of Common Stock that will be adequate to provide for future stock issuances to meet the Company’s obligations described above and for future corporate purposes. The additional authorized shares would be available for issuance from time to time at the discretion of the Board of Directors, without further shareholder action except as may be required for a particular transaction by law, the regulations of The Nasdaq Stock Market, Inc. or other agreements and restrictions. The shares would be issuable for any proper corporate purpose, including, but not limited to, incentive and employee benefit plans, the conversion of other securities into Common Stock, possible future acquisitions, capital-raising transactions, stock splits, stock dividends and other corporate purposes that have not yet been identified.
      The Board of Directors believes that these additional shares will provide the Company with needed flexibility to issue shares in the future without potential expense and delay incident to obtaining shareholder approval for a particular issuance. Except for issuances of shares of Common Stock pursuant to the Company’s stock incentive plans, the Company’s Purchase Plan and the Company’s dividend reinvestment plan, the Board of Directors has no present plans, understandings or agreements to issue any of the additional shares of Common Stock, although it reserves the right to do so in the future.
Principal Effects on Outstanding Common Stock
      The holders of shares of Common Stock are not entitled to any preemptive right to purchase or have offered to them any shares or other securities of the Company whether now or hereafter authorized. Any issuance of shares of Common Stock other than on a pro rata basis to all shareholders would dilute the voting power and percentage of share ownership and may reduce the portion of dividends and liquidation proceeds payable to current shareholders. In addition, the issuance of shares of Common Stock in connection with an acquisition could dilute the Company’s earnings per share, but any such dilution would be expected to be only for the short term.
      In addition to the corporate purposes discussed above, the proposed amendment to the Company’s Amended and Restated Articles of Incorporation could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its shareholders. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed amendment may limit the opportunity for the Company’s shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.
      The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required to approve the proposed amendment to the Company’s Amended and Restated Articles of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.
ITEM 3.
PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006. At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.
      Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year is not required by the Company’s organizational documents, state law or otherwise. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee may, but is not obligated to, reconsider its selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2007 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices not later than November 28, 2006. Shareholder proposals should be submitted to the Secretary of the Company at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.
      In addition, the Company’s Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not later than the close of business on the 60th day prior to the meeting. Such notice to the Company must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.
ANNUAL REPORT ON FORM 10-K
      A copy of the Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, is available without charge to any shareholder upon written request to David C. Choi, Executive Vice President and Chief Financial Officer, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

OTHER MATTERS
      The Board of Directors does not intend to bring any other matter before the Meeting and does not know of other matters to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting, or any adjournments or postponements thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.
      You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

Don J. Wang
Chairman of the Board

PROXY
METROCORP BANCSHARES, INC.
PROXY FOR 2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, APRIL 28, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
      The 2006 Annual Meeting of Shareholders of MetroCorp Bancshares, Inc. (the “Company”) will be held at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, April 28, 2006, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the Notice of 2006 Annual Meeting of Shareholders and related Proxy Statement accompanying this proxy.
      The undersigned hereby appoints Don J. Wang and David C. Choi and each of them, with or without the other, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2006 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, as may properly come before such meeting or any adjournment thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.
      This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals listed on the reverse side unless otherwise indicated.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
METROCORP BANCSHARES, INC.
April 28, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach and mail in the envelope provided.  â

This proxy will be voted FOR the following proposals unless otherwise indicated.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑
1.	Election of four Class II Directors for a three-year term ending at the 2009 annual meeting of shareholders and one Class III Director for a one-year term ending at the 2007 annual meeting of shareholders, and each until their successors are duly elected and qualified.

*	FOR ALL NOMINEES	NOMINEES:
		¡	May P. Chu	(Class II)
*	WITHHOLD AUTHORITY	¡	John Lee	(Class II)
	FOR ALL NOMINEES	¡	Edward A. Monto	(Class II)
		¡	Don J. Wang	(Class II)
*	FOR ALL EXCEPT	¡	John E. Peterson, Jr.	(Class III)
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		For	Against	Abstain
2.	Approval of an amendment to the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 20,000,000 to 50,000,000.	☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be vote (1) FOR the election of all nominees for director named herein to serve on the Board of Directors; (2) FOR the approval of an amendment to the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 20,000,000 to 50,000,000 and (3) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006.
Signature of Shareholder __________________________ Date: ____
Signature of Shareholder __________________________ Date: ____
Note: Please sign exactly as your name or names appear on this Proxy. When share are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.